U.S. Securities and Exchange Commission

Washington, D.C. 20549

Form 10-QSB

[X] Quarterly report pursuant section 13 or 15(d) of the Securities Exchange Act of 1934

For the quarterly period ended:  June 30, 2002.

[ ] Transition report pursuant section 13 or 15(d) of the Securities Exchange Act of 1934

For the transition period from

 to

.

Commission file number:  333-45210

Supreme Hospitality

(Exact name of small business issuer as specified in its charter)

Nevada

(State or other jurisdiction of incorporation or organization)

88-0460457

(IRS Employer Identification No.)

Financial Center, 5056 Westheimer, Suite, 840 Houston, Texas 77056

(Address of principal executive office)

(713)621-4799

(Issuers telephone Number)

Check whether the issuer:

(1) Filed all reports required to be filed by Section 13 or 15(d) of the Exchange Act during the past 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days:

Yes.[X]

No[ ]

Applicable only to corporate issuers:

State the number of shares outstanding of each of the issuer's classes of common equity, as of the latest practicable date:   8,547,000 shares outstanding of Common Stock.

Transitional Small Business Disclosure Format (check one): Yes    []

No [X]

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Part I:  Financial Information

Item 1:  Financial Statements

SUPREME HOSPITALITY AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

(Unaudited)

	As of June 30, 2002	As of December 31, 2001
ASSETS
Current Assets
Cash & Cash Equivalents	$ 13,415	$1,754
Trade accounts receivable	47,908	31,756
Other		-
Total Current Assets	61,323	33,510
Property and Equipment
Property and Equipment at Cost Net	4,616,629	4,738,902
Total Property & Equipment	4,616,629	4,738,902
Other Assets:
Deferred offering costs	81,000	81,000
Other Assets	72,600	29,059
Loan fees, net	13,564	40,387
Total Other assets	167,164	150,446
Total Assets	$4,845,116	$4,922,858
Liabilities and Stockholders’ Equity (Deficit)
Current Liabilities
Trade accounts payable	$477,675	$446,173
Related party loans	632,016	93,650
Accrued liabilities	382,919	221,983
Current maturities of long-term debt	228,686	228,686
Total Current Liabilities	1,721,296	990,492

Long-Term Debt, Less Current Maturities	4,595,328	4,732,850
Total Long Term Notes Payable	4,595,328	4,595,328
Total Liabilities	6,316,624	5,723,342
Commitments and Contingencies
Stockholders’ Equity
Preferred stock, $.0001 par value; authorized
1,000,000 shares; none outstanding	--	--
Common stock, $.0001 par value; authorized
50,000,000 shares; 8,547,000 outstanding	854	$1,000
Paid-in Capital	4,647	$1,500
Pre-merger Capital (deficit)	(691,927)	(691,927)
Post-merger accumulated (deficit)	(785,082)	(111,057)
Net Stockholders’ Equity	(1,471,508)	(800,484)
Total Liabilities and Stockholders’ Equity	$4,845,116	$4,922,858

SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS

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SUPREME HOSPITALITY AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

For the Three Months Ended June 30,	For the Six Months Ended June 30,

	2002	2001	2002	2001
Revenues	$ 531,789	$ 493,924	$ 890,267	$ 890,267
Total Revenues	$ 531,789	$ 493,924	$ 890,267	$ 890,267
Operating Expenses
Selling, general and administrative	251,438	476,179	504,345	788,615
Depreciation	68,425	68,825	136,850	136,850
Consulting Services	-	-	47,000	-
Interest	125,086	149,921	264,012	293,357

Total Cost of Revenues	444,949	694,925	952,207	1,218,822

Net Income	$ 86,840	$ (201,001)	$ (61,940)	$ (324,530)

Net Loss Per Share:	$ 0.01	$ (0.02)	$ (0.01)	$ (0.03)

Weighted Average number of Common Shares Outstanding	8,547,000	10,000,000	8,547,000	10,000,000

SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS

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SUPREME HOSPITALITY AND SUBSIDIARY

STATEMENTS OF CASH FLOWS

(UNAUDITED)

For the Six Months Ended June 30,
	2002	2001
Cash Flows From Operating Activities
Net Income	$(61,940)	$(324,530)
Adjustments to Reconcile Net Income (Loss) to
Loss on Disposal of Assets	(4,890)
Amortization of Loan Fees	26,823
Net Cash Provided by Operating Activities;
Depreciation and Amortization	136,850	136,850
Change in Operating Assets & Liabilities
(Increase) Decrease in Trade accounts receivable	(16,152)	8,350
(Increase) Decrease in Other current assets	-	329
Increase (Decrease) in Accounts Payable	31,502	79,590
Increase (Decrease ) in Accrued Liabilities	160,936	60,797
Net Cash Provided (Used) in Operating Activities	$ 273,129	$ (38,614)
Cash Flows from Investing Activities
Issuance of common stock for services	(146)
Other	3,147	(9,132)
NET CASH (USED) IN INVESTING ACTIVITIES:	$ 3,001	$ (9,132)
CASH FLOWS FROM FINANCING ACTIVITIES:
Purchase of equipment	(9,687)	(3,228)
Acquisition of Other Assets	(43,541)
Related party loans	(73,719)	162,095
Loan repayments	(137,522)	(95,044)
NET CASH PROVIDED BY FINANCING ACTIVITIES	$(264,469)	$63,823
INCREASE (DECREASE) IN CASH & CASH EQUIVALENTS	11,661	16,077
Cash and Cash Equivalents at Beginning of Period	$1,754	2,677
Cash and Cash Equivalents at End of Period	$13,415	18,754
Disclosure from Operating activities
Interest Expense	$138,926	$100,642
Taxes	--	--

SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS

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SUPREME HOSPITALITY

NOTES TO FINANCIAL STATEMENTS

NOTE 1- BASIS OF PRESENTATION

General

The Company

Supreme Hospitality (the Company or Supreme), formerly Grubstake, Inc. and Richwood, Inc. were incorporated in Nevada on November 10, 1997. Until it acquired all of the outstanding common stock of Temecula Valley Inn, Inc. (TVI) in a recapitalization (reverse merger), the Company had no operations and was a development stage company as defined in FASB No.7. On April 17, 2000, pursuant to the pending recapitalization, the Company changed its name to Supreme Hospitality, and on April 30, 2000, TVI became a wholly owned subsidiary of Supreme in a qualifying reorganization under Section 368 (a)(1)(B) of the Internal Revenue Code of 1986.

TVI's activities were the construction and subsequent operation of a ninety-room, 3-story hotel located in Temecula, California, which was opened to the public in December 1998 under the name of Temecula Valley Inn. In July of 2000, the hotel, pursuant to a franchise agreement, operated under the name of Days Inn.

Principles of Consolidation

The Company's consolidated financial statements include the financial statements of Supreme and TVI for all periods presented. All significant intercompany accounts and transactions have been eliminated.

Financial Statement Presentation

The historical cost basis of all assets and liabilities of TVI have been carried forward, similar to the accounting treatment given in a "pooling of interests". TVI is considered the accounting acquirer because it became the owner of substantially all of the outstanding common stock of the acquired "shell" company. Pre-merger losses of TVI, net of $3,000 of common stock, have been classified as "pre-merger capital (deficit)" in the accompanying financial statements, since such losses have been passed through and utilized by the former owners of TVI when it was initially a proprietorship through December 31, 1999, and an S corporation in 2000, until the date of merger. Unless otherwise indicated, all references to the Company include Supreme and TVI. The corporation's year-end is December 31.

The consolidated unaudited interim financial statements of the Company as of June 30, 2002 and for the three and six months ended June 30, 2002, included herein have been prepared in accordance with the instructions for Form 10QSB under the Securities Exchange Act of 1934, as amended, and Article 10 of Regulation S-X under the Securities Act of 1933, as amended. The December 31, 2001 Consolidated Balance Sheet was derived from audited financial statements, but does not include all disclosures required by generally accepted accounting principles. Certain information and note disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations relating to interim consolidated financial statements.

In the opinion of management, the accompanying consolidated unaudited interim financial statements reflect all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the financial position of the Company at June 30, 2002, and the results of their operations for the three months ended June 30, 2002 and 2001, and their cash flows for the six months ended June 30, 2002.

The results of operations for such periods are not necessarily indicative of results expected for the full year or for any future period. These financial statements should be read in conjunction with the audited consolidated financial statements as of December 31, 2001and related notes included in the Company’s Form 10-KSB filed with the Securities and Exchange Commission

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Loss per Common Share

The Company adopted Financial Accounting Standards  (SFAS) No.  128,  “Earnings Per Share,” which simplifies the computation of earnings per share requiring the restatement of all prior periods.

Basic earnings per share are computed on the basis of the weighted average number of common shares outstanding during each year.

Diluted earnings per share are computed on the basis of the weighted average number of common shares and dilutive securities outstanding.  Dilutive securities having an anti-dilutive effect on diluted earnings per share are excluded from the calculation.  The Company does not have any dilutive securities as of June 30, 2002.

NOTE 2 - RELATED PARTIES

A construction company owned by Supreme's president was the general contractor for the hotel, which was completed in late1998 at a cost of approximately $2,400,000. Approximately $110,000 was paid to his construction company for supervision and reimbursement of costs incurred of which less than 50 percent was compensation. The project manager for the hotel's construction was a company owned by one of three shareholders of TVI which was paid approximately $58,000 for supervision services.

Since inception the president of the Company has provided financing to maintain the positive cash flow of the Company, substantially through personal and related party corporate loans, the majority of which were interest bearing from 8 to 10 percent per annum. As of June 30, 2002, these related party loans totaled $492,123 the majority of which are considered due within one year. During the quarter ended June 30, 2002 the net loans from related parties is $24,821.

Included in the loans payable to related parties at December 31, 2001 are two loans that were obtained from a water district and the city prior to 2000. The latter of these loans is collateralized by an interest in the Company's real estate, whereas the other loan provides for termination of the water supply to the hotel in the event the loan becomes delinquent. Although the Company was delinquent in the monthly payments to the city, the city agreed to take no action provided the loan, which was due September 1, 2000, is paid off at the rate of $10,000 a month, commencing April, 2001.

Note 3 – Commitment and Contingencies

Substantially all of the accounts payable at June 30, 2002 and December 31, 2001, totaling $ 477,675 and $446,173 were past due based on their payment terms of which $104,000 consisted of real estate taxes, interest and penalties for the period from December, 1999 through May, 2000. The past due status and penalties added to real estate taxes are technical violations of both bank loans, however, the Company has verbal assurances that as long as the loan payments are currently maintained, and the Company timely and fully explains its reasons for any technical violations, the banks will not call the loan.

In December 2001, the Company ceased doing business as a Days Inn franchise. The Company contends that franchisor has failed to do certain things contained in the franchise agreement and the franchisor was still wanting the Company to honor the franchise agreement and pay its royalties as specified in the agreement. This has resulted in the Company taking legal action against the franchisor and the franchisor taking legal action again the Company.

The Company’s financial statements are prepared using generally accepted accounting principles applicable to a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business. However, the issues raised above raise substantial doubt about its ability to continue as a going concern.

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Note 4 – Change in Control

On May 28, 2002 United Managers Group, Inc. and Texas corporation; whose address is Galleria Financial Center, 5056 Westheimer, Suite, 840 Houston, Texas 77056, purchased 3,000,000 common shares from Ms. Louise Davis and an additional 2,710,000 common shares from Mr. Harrel Davis for a cost of $150,000.00 total.  The 5,710,000 common shares represent 67% of the outstanding 8,547,000 common shares.    Additional Mr. Harrel Davis transferred 1,450,000 common shares to 4 other unrelated parties.

Note 5 – Subsequent Events

On July 8, 2002 Mr. Thomas John Cloud, Jr. and Robert Joseph Wilson, Directors of Supreme Hospitality and without any disagreement with the Company agreed to complete the terms of the Purchase Agreement for common shares of stock dated May 28th, 2002.  The Board of Directors will transfer 100% ownership of the Temecula Valley Inn, Inc., which includes the Temecula Valley Inn (the “Hotel”), to Harrel and Louise Davis, therein removing the sole assets with its liabilities from the holding company, Supreme Hospitality.

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Item 2:  Management’s Discussion and Analysis or Plan of Operation

June 30, 2002 Quarter Compared to Prior Quarter in 2001

Total Revenue for the three months ended June 30, 2002, is $531,789 compared to the three months ended June 30, 2001, which was $493,924.  This is an increase of $37,865 or 7%.  This increase is only slight and insignificant.  Total Revenue for the six months ended June 30, 2002, is $890,267 compared to the six months ended June 30, 2001, which was $894,292.  This is a slight decrease in total revenue for the six-month period of $4,025.

Total operating expenses for the three months ended June 30, 2002, are $444,949 compared to the three months ended June 30, 2001, which was $694,925.  This is a decrease in expenses of $249,976.  Selling, general and administrative costs have decreased by $224,741 this quarter.  Total operating expenses for the six months ended June 30, 2002, are $952,207 compared to the six months ended June 30, 2001, which was $1,218,822.  This is a decrease in expenses of $266,615.  This decrease is due to the decrease in selling, general and administrative expenses for this quarter.

Thus, the net gain for the three months ended June 30, 2002 is $86,840 compared to the three months ended June 30, 2001, which was a loss of $201,001.  The net loss for the six months ended June 30, 2002 is $61,940 compared to the six months ended June 30, 2001, which was a loss of $324,530.

Part II:  Other Information

Item 6:  Exhibits and Reports on Form 8-K

(a) Exhibits Schedule

The exhibits marked with an “*” were filed with the company’s registration statement, form 10SB12G filed on 06/14/2000.

*3.1 Articles of Incorporation

*3.2 Bylaws

(b) Reports on Form 8-K:

  On June 5, 2002 an 8-K was filed to signify changes in control of registrant.

  On June 12, 2002 an 8-K was filed to signify an acquisition or disposition of assets.

  On June 12th and 17th amendments were filed with the proper corrections to the 8-K.

Signatures

In accordance with the requirements of the Exchange Act, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Supreme Hospitality

(Registrant)

By/s/ Thomas John Cloud, Jr.

Thomas John Cloud, Jr.

President and CEO

Date:  July 22, 2002